Exhibit 99.2 — Consolidated Financial Statements
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of Regency GP LLC and Unitholders of Regency Energy Partners LP:
We have audited the accompanying consolidated balance sheets of Regency Energy Partners LP and subsidiaries (the “Partnership’’) as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in member interest, and cash flows for the year ended December 31, 2005, the period from acquisition date (December 1, 2004) to December 31, 2004, and Regency LLC Predecessor for the period from January 1, 2004 to November 30, 2004 and for the period from inception (April 2, 2003) to December 31, 2003. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2005 and 2004, and the results of the Partnership’s operations and cash flows for the year ended December 31, 2005, period from acquisition date (December 1, 2004) to December 31, 2004 and the results of Regency LLC Predecessor’s operations and cash flows for the period from January 1, 2004 to November 30, 2004 and the period from inception (April 2, 2003) to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 1, the Partnership accounted for its acquisition of TexStar Field Services, L.P. and its general partner, TexStar GP, LLC as acquisitions of entities under common control in a manner similar to a pooling of interests.
/s/ Deloitte & Touche LLP
Dallas, Texas
November 14, 2006

Regency Energy Partners LP
Consolidated Balance Sheets
(in thousands)

	Regency Energy Partners LP
	December 31,	December 31,
	2005	2004
ASSETS
Current Assets:
Cash and cash equivalents	$3,686	$3,360
Restricted cash	6,033	5,410
Accounts receivable, net of allowance of $169 and $135	91,968	49,230
Related party receivables	274	—
Assets from risk management activities	1,717	2,767
Other current assets	5,383	2,739

Total current assets	109,061	63,506

Property, plant and equipment:
Gas plants and buildings	89,431	44,606
Gathering and transmission systems	482,423	250,638
Other property, plant and equipment	42,418	20,427
Construction — in — progress	17,426	14,572

Total property, plant and equipment	631,698	330,243
Less accumulated depreciation	(22,541)	(1,459)

Property, plant and equipment, net	609,157	328,784
Other assets:
Intangible assets, net of amortization of $2,029 and $175	16,370	18,342
Assets held for sale	—	4,101
Long-term assets from risk management activities	1,333	6,243
Other, net of amortization on debt issuance costs of $305 and $112	7,275	7,600
Investments in unconsolidated subsidiaries	5,992	5,065
Goodwill	57,552	58,529

Total other assets	88,522	99,880

TOTAL ASSETS	$806,740	$492,170

LIABILITIES & MEMBER INTEREST

Current Liabilities:
Accounts payable and accrued liabilities	$116,997	$51,665
Related party payables	3,380	509
Current portion of long term debt	700	2,000
Escrow payable	5,533	5,410
Accrued taxes payable	2,266	1,460
Liabilities from risk management activities	11,312	14
Other current liabilities	2,445	1,176

Total current liabilities	142,633	62,234

Long term liabilities from risk management activities	4,895	—
Long-term debt	428,250	248,000

Commitments and contingencies

Member Interest
Member interest	241,924	181,936
Accumulated other comprehensive loss	(10,962)	—

Total member interest	230,962	181,936

TOTAL LIABILITIES & MEMBER INTEREST	$806,740	$492,170

See accompanying notes to consolidated financial statements

Regency Energy Partners LP
Consolidated Statements of Operations
(in thousands)

	Regency Energy Partners LP		Regency LLC Predecessor
		Period from		Period from
		Acquisition	Period from	Inception (April 2,
	Year Ended	(December 1, 2004) to	January 1, 2004 to	2003) to
	December 31, 2005	December 31, 2004	November 30, 2004	December 31, 2003
REVENUE
Gas sales	$506,278	$32,616	$279,582	$127,149
NGL sales	183,073	11,890	123,827	46,697
Gathering, transportation and other fees	26,735	1,943	19,016	9,439
Related party revenues	833	16	—	—
Net unrealized and realized gain/(loss) from risk management activities	(22,243)	322	—	—
Other	14,725	1,070	9,896	3,248

Total revenue	709,401	47,857	432,321	186,533

EXPENSE
Cost of gas and liquids	632,342	40,987	362,762	163,461
Operating expenses	24,291	1,819	17,786	7,012
General and administrative	15,039	645	6,571	2,651
Related party expenses	523	—	—	—
Transaction expenses	—	—	7,003	724
Depreciation and amortization	23,171	1,661	10,129	4,324

Total operating expense	695,366	45,112	404,251	178,172

OPERATING INCOME	14,035	2,745	28,070	8,361

OTHER INCOME AND DEDUCTIONS
Interest expense, net	(17,880)	(1,335)	(5,097)	(2,392)
Equity income	312	56	—	—
Loss on debt refinancing	(8,480)	—	(3,022)	—
Other income and deductions, net	421	8	186	205

Total other income and deductions	(25,627)	(1,271)	(7,933)	(2,187)

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	(11,592)	1,474	20,137	6,174

DISCONTINUED OPERATIONS
Income from operations of Regency Gas Treating LP (including gain on disposal of $626)	732	—	(121)	—

NET INCOME (LOSS )	$(10,860)	$1,474	$20,016	$6,174

See accompanying notes to consolidated financial statements

Regency Energy Partners LP
Consolidated Statements of Member Interest
(in thousands)

		Accumulated
		Other
	Member	Comprehensive
	Interest	Loss	Total
Regency LLC Predecessor
Balance — April 2, 2003	$—	$—	$—
Member interest contribution	53,750	—	53,750
Net income for the period from inception (April 2, 2003) to December 31, 2003	6,174	—	6,174
Member interest distributions	(68)	—	(68)

Balance — December 31, 2003	59,856	—	59,856
Member interest contribution	10,000	—	10,000
Net income for the period from January 1, 2004 to November 30, 2004	20,016	—	20,016
Member interest distributions	(89,872)	—	(89,872)

Balance — December 1, 2004	—	—	—
Regency Energy Partners LP
Net consideration paid by HM Capital Investors	171,000	—	171,000
TexStar capital	4,962	—	4,962
Capital contributions	4,500	—	4,500
Net income for the one month ended December 31, 2004	1,474	—	1,474

Balance — December 31, 2004	181,936	—	181,936
Capital contributions	72,000	—	72,000
Acquisition of fixed assets between entities under common control in excess of historical cost	(1,152)	—	(1,152)
Net loss for the year ended December 31, 2005	(10,860)	—	(10,860)
Net change in fair value of cash flow hedges	—	(16,502)	(16,502)
Net hedging gain reclassified to earnings	—	5,540	5,540

Balance — December 31, 2005	$241,924	$(10,962)	$230,962

See accompanying notes to consolidated financial statements

Regency Energy Partners LP
Consolidated Statements of Cash Flows
(in thousands)

	Regency Energy Partners LP		Regency LLC Predecessor
		Period from Acquisition	Period from January 1,	Period from Inception
	Year Ended December	(December 1, 2004) to	2004 to November 30,	(April 2, 2003) to
	31, 2005	December 31, 2004	2004	December 31, 2003
OPERATING ACTIVITIES
Net income (loss)	$(10,860)	$1,474	$20,016	$6,174

Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Depreciation and amortization	24,286	1,793	10,461	4,658
Equity income	(312)	(56)	—	—
Loss on debt refinancing	8,480	—	3,022	—
Risk management portfolio valuation changes	11,191	(322)	—	—
Gain on the sale of Regency Gas Treating LP assets	(626)	—	—	—
Gain on the sale of NGL line pack	(628)	—	—	—
Cash flow changes in current assets and liabilities:
Accounts receivable	(42,738)	2,568	(20,408)	(31,390)
Related party receivable	(274)	—	576	(576)
Other current assets	(2,644)	(2,456)	(1,169)	(1,070)
Accounts payable and accrued liabilities	49,780	39	18,122	26,880
Related party payable	2,871	509	—	—
Accrued taxes payable	806	(921)	1,475	906
Other current liabilities	1,269	(242)	502	917
Other assets	(3,261)	(6,697)	(196)	(5)

Net cash flows provided by (used in) operating activities	37,340	(4,311)	32,401	6,494

INVESTING ACTIVITIES
Capital expenditures	(172,567)	(2,581)	(15,092)	(3,624)
Restricted cash	(500)	—	—	—
Cash outflows for acquisition by HM Capital Investors	(5,808)	(127,804)	—	—
Purchase of Enbridge assets	(108,282)	—	—	—
Sale of Regency Gas Treating LP assets	6,000	—	—	—
Sale of NGL line pack	1,099	—	—	—
Distributions from invstments in unconsolidated subsidiaries	95	280	—	—
Investments in unconsolidated subsidiaries	—	(373)	—	—
Purchase of El Paso properties	—	—	—	(119,541)
El Paso escrow adjustment	—	—	1,168	—
Cardinal acquisition	—	—	(3,533)	—
Purchase of Waha properties	—	—	(67,264)	—

Net cash flows used in investing activities	(279,963)	(130,478)	(84,721)	(123,165)

FINANCING ACTIVITIES
Borrowing under new credit facility	60,000	250,000	—	—
Borrowing under original credit facility	—	—	45,363	70,000
Borrowing under TexStar loan agreement	70,000	—	—	—
Repayments under new credit facility	(1,650)	—	—	—
Repayments under original credit facility	—	(101,471)	(10,492)	(3,401)
Net borrowings under revolving credit facilities	50,000	(13,000)	13,000	—
Debt issuance costs	(6,201)	(7,514)	(1,491)	(2,036)
Proceeds from promissory note from HM Gas Partners	600	—	—	—
Member interest contributions	72,000	4,500	10,000	53,750
Member interest distributions	—	—	—	(68)
Acquisition of fixed assets between entites under common control	(1,800)	—	—	—

Net cash flows provided by financing activities	242,949	132,515	56,380	118,245

Net increase (decrease) in cash and cash equivalents	326	(2,274)	4,060	1,574

Cash and cash equivalents at beginning of period	3,360	5,634	1,574	—

Cash and cash equivalents at end of period	$3,686	$3,360	$5,634	$1,574

Supplemental cash flow information
Interest paid, net of amounts capitalized	$16,731	$1,763	$4,437	$1,883
Non-cash capital expenditures in accounts payable	$21,360	$(134)	$804	$146
See accompanying notes to consolidated financial statements

Regency Energy Partners LP
Notes to Consolidated Financial Statements
1. Organization and Business Operations
Organization and Basis of Presentation – The consolidated financial statements presented herein contain the results of Regency Energy Partners LP, a Delaware limited partnership (“Partnership”), and its predecessor, Regency Gas Services LLC (“Predecessor” and its predecessor “Regency LLC Predecessor”). The Partnership was formed on September 8, 2005; on February 3, 2006, in conjunction with its initial public offering of securities (“IPO”), the Predecessor was converted to a limited partnership Regency Gas Services LP (“RGS”) and became a wholly owned subsidiary of the Partnership. The Partnership and its subsidiaries are engaged in the business of gathering, treating, processing, transporting, and marketing natural gas and natural gas liquids (NGLs). On August 15, 2006, the Partnership, through RGS, acquired all the outstanding equity of TexStar Field Services, L.P. and its general partner, TexStar GP, LLC (the “TexStar Acquisition”), from HMTF Gas Partners II, L.P. (“HMTF Gas Partners”), an affiliate of HM Capital Partners LLC (“HM Capital Partners”). Hicks Muse Equity Fund V, L.P. (“Fund V”) and its affiliates, through HM Capital Partners, control, Regency GP LP, the general partner of the Partnership (the “General Partner”). Fund V also indirectly owns approximately 95 percent of, and, through HM Capital Partners, controls HMTF Gas Partners. Because the TexStar Acquisition is a transaction between commonly controlled entities, the Partnership is required to account for the TexStar Acquisition in a manner similar to a pooling of interests. Information included in these financial statements are presented as if the Partnership and TexStar had been combined throughout the periods presented in which common control existed, December 1, 2004 forward.
The accompanying consolidated financial statements include the assets, liabilities, results of operations and cash flows of the Partnership and its wholly owned subsidiaries. The Partnership operates and manages its business as two reportable segments: a) gathering and processing, and b) transportation.
Organization – Regency LLC Predecessor, a Delaware limited liability company, was formed April 2, 2003 and began operations on June 2, 2003. Its operations include gathering, processing, marketing and transportation of natural gas and NGLs.
On December 1, 2004, Regency Acquisition LP (“Acquisition”) acquired 100 percent of the outstanding member interests of the Regency LLC Predecessor from Regency Services LLC (“Seller”), a 100 percent owner of the Predecessor, and became its single member owner. As the single member owner, Acquisition had the right to manage the business and affairs of the Predecessor and to determine, subject to limitations imposed by credit agreements, the amount of any distributions payable by the Predecessor to the member. Acquisition had no obligation to make any capital contribution to the Predecessor beyond its initial investment. An investment fund organized and controlled by HM Capital Partners is the principal equity owner of HMTF Regency LP (“Parent”). This acquisition is referred to as the “HM Capital Transaction”.
The Parent accounted for its acquisition of the Regency LLC Predecessor as a purchase, and purchase accounting adjustments, including goodwill and other intangible assets, have been “pushed down” and are reflected in the financial statements of the Predecessor and its subsidiaries for the periods subsequent to December 1, 2004. The comparability of the operating results for the period from April 2, 2003 to November 30, 2004 to those in subsequent periods is affected by the purchase accounting adjustments, including amortization of intangible assets.
On September 15, 2005, a Registration Statement on Form S-1 (File No. 333-128332) was filed with the United States Securities and Exchange Commission (“SEC”) relating to a proposed underwritten IPO of limited partnership interests in the Partnership. On January 31, 2006, the Partnership’s common units began trading on the NASDAQ National Market under the symbol “RGNC.” On February 3, 2006, the Partnership closed its initial public offering of 13,750,000 common units, representing a 35.3 percent limited partner interest, at a price of $20.00 per unit. Total proceeds from the sale of the units were $275,000,000, before offering costs and underwriting commissions.

The assets of the Predecessor were contributed by HM Capital Partners, through its wholly owned subsidiary, Acquisition, in exchange for 19,103,896 subordinated units representing a 49 percent limited partner interest in the Partnership; 5,353,896 common units representing a 13.7 percent limited partner interest in the Partnership; a 2 percent general partner interest in the Partnership; incentive distribution rights; and the right to receive reimbursement of approximately $195,757,000 of capital expenditures comprising most of the initial investment by the HM Capital Partners in the Predecessor.
The proceeds of the initial public offering were used to: distribute approximately $195,757,000 to Acquisition for reimbursement of capital expenditures as noted above; to replenish $48,000,000 of working capital assets which were distributed to Acquisition immediately prior to the IPO; pay $9,000,000 to an affiliate of Acquisition to terminate a management services contract; and pay $22,000,000 of underwriting commissions, structuring fees and other offering costs. In connection with the IPO, the Predecessor incurred direct costs totaling $2,995,000 as of December 31, 2005, and has included those costs in the December 31, 2005 consolidated balance sheet within Other Assets. These costs will be charged against the gross proceeds from the Partnership’s IPO as a reduction to equity in the first quarter of 2006. Concurrent with the closing of the IPO, the Predecessor was converted to a limited partnership and contributed to the Partnership.
On March 8, 2006, the Partnership closed the sale of an additional 1,400,000 common units at a price of $20 per unit as the underwriters exercised a portion of their over allotment option. The net proceeds from the sale were used to redeem an equivalent number of common units held by Acquisition for the benefit of the HM Capital Investors, reducing their partner interest to 61.1 percent.
Basis of Presentation – The consolidated financial statements of the Partnership have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of all controlled subsidiaries after the elimination of all intercompany accounts and transactions. All adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of operations and financial position have been included therein.
2. Summary of Significant Accounting Policies
Use of Estimates – These consolidated financial statements have been prepared in conformity with GAAP which necessarily include the use of estimates and assumptions by management that affect the reported amounts of assets, liabilities, revenues, expenses and disclosure of contingent assets and liabilities that exist at the date of the financial statements. Although these estimates are based on management’s best available knowledge of current and expected future events, actual results could be different from those estimates.
Cash and Cash Equivalents – Cash and cash equivalents include temporary cash investments with original maturities of three months or less.
Restricted Cash – Restricted cash of $500,000 is held in escrow related to the acquisition of certain pipeline assets. These funds are to be used for necessary repairs for the pipeline to become operational. The remaining $5,533,000 is held in escrow for environmental remediation projects pursuant to an escrow agreement. A third-party agent invests funds held in escrow in US Treasury securities. Interest earned on the investment is credited to the escrow account.
Property, Plant and Equipment – Property, plant and equipment is recorded at historical cost of construction or, upon acquisition, the fair value of the assets acquired. Sales or retirements of assets, along with the related accumulated depreciation, are included in operating income unless the disposition is treated as discontinued operations. Gas required to maintain pipeline minimum pressures is capitalized and classified as property, plant, and equipment. Financing costs associated with the construction of larger assets requiring ongoing efforts over a period of time are capitalized. For the year ended December 31, 2005, the Partnership capitalized interest of $2,613,000. There was no capitalized interest in 2004 or 2003. The costs of maintenance and repairs, which are not significant improvements, are expensed when incurred. Expenditures to extend the useful lives of the assets are capitalized.

The Partnership assesses long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is assessed by comparing the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amounts exceed the fair value of the assets.
The Partnership accounts for its asset retirement obligations in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 143 “Accounting for Asset Retirement Obligations” and FIN 47 “Accounting for Conditional Asset Retirement Obligations.” These accounting standards require the Partnership to recognize on its balance sheet the net present value of any legally binding obligation to remove or remediate the physical assets that it retires from service, as well as any similar obligations for which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the Partnership. While the Partnership is obligated under contractual agreements to remove certain facilities upon their retirement, management is unable to reasonably determine the fair value of such asset retirement obligations as of December 31, 2005 and 2004 because the settlement dates, or ranges thereof, were indeterminable and could range up to ninety-six years, and the undiscounted amounts are immaterial. An asset retirement obligation will be recorded in the periods wherein management can reasonably determine the settlement dates.
Depreciation expense related to plant and equipment was $21,191,000 for the year ended December 31, 2005, $10,129,000 for the eleven months ended November 30, 2004, $1,460,000 for the one month ended December 31, 2004 and $4,324,000 for the period ended December 31, 2003. Depreciation of plant and equipment is recorded on a straight-line basis over the following estimated useful lives.

Useful Lives
Functional Class of Property	(Years)
Gathering and Transmission Systems	5 – 20
Gas Plants and Buildings	15 – 35
Other property, plant and equipment	3 – 10
Intangible Assets – Intangible assets consisting of (i) permits and licenses and (ii) customer contracts are amortized on a straight line basis over their useful lives, which is the period over which the assets are expected to contribute directly or indirectly to our future cash flows. The value of the permits and licenses was determined by discounting the income associated with activities that would be lost over the period required to replace these permits and its estimated useful life is fifteen years. The Partnership renegotiated a number of significant customer contracts and the value of customer contracts was determined by using a discounted cash flow model. The estimated useful life for 67 percent of the contracts is 12 years, while the remaining 33 percent have an estimated useful life of three years.
The Partnership evaluates the carrying value of intangible assets whenever certain events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. In assessing the recoverability, the Partnership compares the carrying value to the undiscounted future cash flows the intangible assets are expected to generate. If the total of the undiscounted future cash flows is less than the carrying amount of the intangible assets, the intangibles are written down to their fair value. The Partnership did not record any impairment in 2005, 2004 or 2003.
Goodwill – Goodwill represents the excess of the purchase price over the fair value of net asset acquired in a business combination. Goodwill is allocated to our two segments, Gathering and Processing and Transportation. Goodwill is not amortized, but is tested for impairment annually based on the carrying values as of December 31, or more frequently if impairment indicators arise that suggest the carrying value of goodwill may not be recovered. Impairment occurs when the carrying amount of a reporting unit exceeds it fair value. At the time it is determined that an impairment has occurred, the carrying value of the goodwill is written down to its fair value. To estimate the fair value of the reporting units, the Partnership makes estimates and judgments about future cash flows, as well as to revenues, cost of sales, operating expenses, capital expenditures and net working capital based on assumptions that are consistent with our most recent forecast.

Investment in Unconsolidated Subsidiaries – Investments in entities for which the Partnership has significant influence over the investee’s operating and financial policies, but less than a controlling interest, are accounted for using the equity method. Under the equity method, the Partnership’s investment in an investee is included in the consolidated balance sheets under the caption investments in unconsolidated subsidiaries and the Partnership’s share of the investee’s earnings or loss is included in the consolidated statements of operations under the caption equity income. All of the Partnership’s investments are subject to periodic impairment review. The impairment analysis requires significant judgment to identify events or circumstances that would likely have significant adverse effect on the future use of the investment.
Other Assets, net – Other assets, net primarily consists of debt issuance costs, which are capitalized and amortized to interest expense, net over the life of the related debt.
Gas Imbalances – Quantities of natural gas or NGLs over-delivered or under-delivered related to imbalance agreements are recorded monthly as other current assets or other current liabilities using then current market prices or the weighted average prices of natural gas or NGLs at the plant or system pursuant to imbalance agreements for which settlement prices are not contractually established. Within certain volumetric limits determined at the sole discretion of the creditor, these imbalances are generally settled by deliveries of natural gas. Imbalance receivable and payables as of December 31, 2005 and 2004 were immaterial.
Revenue Recognition – The Partnership earns revenues from (i) domestic sales of natural gas, NGLs and condensate and (ii) natural gas gathering, processing and transportation. Revenues associated with sales of natural gas, NGLs and condensate are recognized when title passes to the customer, which is when the risk of ownership passes to the purchaser and physical delivery occurs. Revenues associated with transportation and processing fees are recognized when the service is provided. For gathering and processing services, the Partnership receives either fees or commodities from natural gas producers depending on the type of contract. Commodities received are in turn sold and recognized as revenue in accordance with the criteria outlined above. Under the percentage-of-proceeds contract type, the Partnership is paid for its services by keeping a percentage of the NGLs produced and a percentage of the residue gas resulting from processing the natural gas. Under the percentage-of-index contract type, the Partnership earns revenue by purchasing wellhead natural gas at a percentage of the index price and selling processed natural gas at a price approximating the index price and NGLs to third parties. The Partnership generally reports revenues gross in the consolidated statements of operations, in accordance with EITF Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.” Except for fee-based agreements, the Partnership acts as the principal in these transactions, takes title to the product, and incurs the risks and rewards of ownership.
Risk Management Activities – Prior to July 1, 2005, derivative transactions did not qualify for hedge accounting and the changes in fair value of these contracts were marked to market and unrealized gains and losses were recorded in revenue for the commodity contracts and in interest expense for the interest rate swap. Hedge accounting was not elected for the Partnership’s crude oil put options, which were used to reduce downside price exposure for other heavy natural gas liquids. At the time that these crude oil put options were purchased, there was no liquid market for contracts that would exactly match the forecasted transactions hedged by the crude oil puts. These contracts have been and will continue to be marked to market with unrealized and realized gains or losses on these contracts recorded as net unrealized and realized gain/(loss) from risk management activities.
The Partnership’s net income and cash flows are subject to volatility stemming from changes in market prices such as interest rates, natural gas prices, natural gas liquids prices and processing spreads. The Partnership uses ethane, propane and butane swaps and interest rate swaps to create offsetting positions to specific commodity or interest rate exposures. Under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”) all derivative financial instruments are recorded in the balance sheet at their fair value. The Partnership records the fair value of derivative financial instruments in the balance sheet as current and long-term assets or liabilities on a net basis by settlement date. For those instruments that qualify for hedge accounting, the accounting treatment depends on each instrument’s intended use and how it is designated. For the Partnership’s derivative financial instruments related to commodities and interest expense that do not qualify for hedge accounting, the change in market value is recorded as a component of net unrealized and realized gain (loss) from risk management activities and interest expense, net, respectively, in the consolidated statements of operations.

The Partnership employs derivative financial instruments in connection with an underlying asset, liability and/or anticipated transaction and not for speculative purposes. Derivative financial instruments qualifying for hedge accounting treatment and in use by the Partnership are cash flow hedges. The Partnership enters into cash flow hedges to hedge the variability in cash flows related to a forecasted transaction. The amounts reported in our consolidated financial statements change quarterly as these estimates are revised to reflect actual results, changes in market conditions or other factors, many of which are beyond our control.
At inception, the Partnership formally documents the relationship between the hedging instrument and the hedged item, the risk management objectives, and the methods used for assessing and testing correlation and hedge effectiveness. The Partnership also assesses, both at the inception of the hedge and on an on-going basis, whether the derivatives are highly effective in offsetting changes in cash flows of the hedged item. Furthermore, the Partnership regularly assesses the creditworthiness of counterparties to manage against the risk of default. If the Partnership determines that a derivative is no longer highly effective as a hedge, it discontinues hedge accounting prospectively by including changes in the fair value of the derivative in current earnings. For cash flow hedges, changes in the derivative fair values, to the extent that the hedges are effective, are recorded as a component of accumulated other comprehensive income until the hedged transactions occur and are recognized in earnings. Any ineffective portion of a cash flow hedge’s change in value is recognized immediately in earnings.
Benefits – From inception of the Regency LLC Predecessor through May 31, 2005, the Regency LLC Predecessor and the Predecessor contracted with an independent third party to provide payroll and advisory human resource services while remaining the co-employer of all employees. On June 1, 2005, the Predecessor terminated that contract, becoming the sole employer of all its employees, and engaged a different vendor to provide payroll and supplemental human resource services. Under both arrangements, payroll and payroll related expenses are included within operating and general and administrative expenses. The Partnership provides a portion of medical, dental, and other healthcare benefits to employees and, commencing on June 1, 2005, a 50 percent matching contribution for the first 6 percent of employee contributions to their 401(k) accounts, which vests immediately. The amount of matching contributions for the year ended December 31, 2005 was $100,000. The Partnership has no pension obligations or other post employment benefits.
Income Taxes – No provision is made in the accounts for Federal or state income taxes. The Partnership is not subject to these taxes because its income is taxed directly to the partners of the Parent. TGG Corp. initiated a reorganization and converted to a Delaware LP on July 28, 2005 and changed its name to TexStar Field Services, L.P. Immediately prior to the conversion, deferred income tax liabilities were $256,000, primarily representing book bases in excess of tax bases for the interest in one of our unconsolidated subsidiaries and other gathering system equipment, and deferred income tax assets were $191,000, primarily representing net operating loss carryovers and gain recognized on the liquidation of TGG. These deferred taxes were recorded in other income and deductions, net at the date of conversion. The provision for income taxes for the period ended December 31, 2004 was immaterial.
Segments – The Partnership operates and manages its business as two reportable segments: a) gathering and processing, and b) transportation.
Equity-Based Compensation – In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share-based Payment,” which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation.” This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. SFAS No. 123 (revised 2004) is effective for the first interim or annual reporting period that begins after June 15, 2005. We adopted SFAS 123(R) “Share-Based Payment” in the first quarter of 2006 upon the creation of the long-term incentive plan (“LTIP”). The adoption had no impact on the consolidated financial position, result of operations or cash flows as no LTIP awards were granted during 2005.
Earnings per unit — Earnings per unit information has not been presented as the Partnership is controlled through a single member owner, HM Capital Partners. This information will be presented in periods subsequent to the IPO transaction.

Recent Accounting Pronouncements
On October 6, 2005, the FASB issued Staff Position FAS 13-1 concerning the accounting for rental expenses associated with operating leases for land or buildings that are incurred during a construction period. The Partnership has considered how this might apply to our payment for rights-of-way associated with the construction of pipelines, and does not anticipate any changes to the Partnership’s accounting practices or impacts on our results of operations or financial condition.
In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3.” This accounting standard is effective for fiscal years beginning after December 15, 2005. The Partnership does not believe this accounting standard will have a material adverse effect on our results of operations, financial condition or cash flows.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which provides guidance for using fair value to measure assets and liabilities. SFAS 157 applies whenever another standard requires (or permits) assets or liabilities to be measured at fair value. This standard does not expand the use of fair value to any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Partnership estimates that the adoption of this standard will not have a material impact on its financial position, results of operations or cash flows.
3. Comprehensive Income
Comprehensive income consists of the following.

	Regency Energy Partners LP		Regency LLC Predecessor
		Period
		from	Period
		Acquisition	From
	Year	(December	January 1,	Year
	Ended	1, 2004) to	2004 to	Ended
	December	December	November	December
	31,2005	31, 2004	30, 2004	31, 2003
		(in thousands)
Net income (loss)	($10,860)	$1,474	$20,016	$6,174
Amounts reclassified to earnings	5,540	—	—	—
Net change in fair value of cash flow hedges	(16,502)	—	—	—

Comprehensive income (loss)	$(21,822)	$1,474	$20,016	$6,174

4. Acquisitions and Dispositions
2006
TexStar Field Services, L.P. and TexStar GP, LLC – On August 15, 2006, the Partnership, through its wholly-owned subsidiary Regency Gas Services LP, acquired all the outstanding equity of TexStar from HMTF Gas Partners, an affiliate of HM Capital Partners for $350,000,000 subject to working capital adjustments. Fund V and its affiliates, through HM Capital Partners, control the General Partner. Fund V also indirectly owns approximately 95 percent of, and, through HM Capital Partners, controls HMTF Gas Partners. Because the TexStar Acquisition is a transaction between commonly controlled entities, the Partnership accounted for the TexStar Acquisition in a manner similar to a pooling of interests. Under a pooling of interests, the Partnership’s balance sheet reflects for both the Partnership and TexStar the historical balances instead of reflecting the fair market value of TexStar’s assets and liabilities. Further, as a result of pooling of interests accounting, certain transaction costs that would normally be capitalized will be expensed as incurred.

The purchase price for the TexStar Acquisition was paid by (1) the issuance of 5,173,189 Class B common units of the Partnership to HMTF Gas Partners, (2) the payment of $63,289,000 in cash and (3) the assumption of $167,652,000 of TexStar’s outstanding bank debt, subject to working capital adjustments. The Class B Common Units issuable in the TexStar Acquisition will not be entitled to participate in Partnership distributions until they are convertible into common units on a one-for-one basis after February 15, 2007.
The Partnership received a bank facility commitment (the “Bank Facility Commitment”) from UBS Securities LLC, Wachovia Bank, National Association, and Citicorp USA, Inc. to provide a credit facility in the amount of $850,000,000 to be used to fund the cash portion of the consideration, to refinance debt assumed, to refinance bank debt currently outstanding as of August 15, 2006 and to provide an expanded revolving credit facility.
2005
Enbridge – TexStar acquired two sulfur recovery plants, one NGL plant and 758 miles of pipelines in East and South Texas (the “Enbridge Assets”) from Enbridge Pipelines (NE Texas), LP, Enbridge Pipeline (Texas Intrastate), LP and Enbridge Pipelines (Texas Gathering), LP (collectively “Enbridge”) for $108,282,000 inclusive of transaction expenses on December 7, 2005 (the “Enbridge Acquisition”). The Enbridge Acquisition was accounted for using the purchase method of accounting. For convenience, the results of operations of the Enbridge Assets are included in the statements of operations beginning December 1, 2005. The purchase price was allocated to gas plants and buildings ($42,361,000), gathering and transmission systems ($65,002,000) and other property, plant and equipment ($919,000) as of December 1, 2005. TexStar assumed no material liabilities in this acquisition.
The following unaudited pro forma financial information has been prepared as if the acquisition of the Enbridge assets had occurred at the beginning of each period presented. The pro forma amounts include certain adjustments to historical results of operations including depreciation and amortization expense (based upon the estimated fair values and useful lives of property, plant and equipment). Such unaudited pro forma information does not purport to be indicative of the results of operations that would have been achieved if the transactions to which the Partnership is giving pro forma effect actually occurred on the date referred to above or the results of operations that may be expected in the future.

			Regency
			LLC
	Regency Energy Partners LP		Predecessor
		Period from
		Acquisition	Period From
		(December 1,	January 1,
	Year Ended	2004) to	2004 to
	December 31,	December 31,	November
	2005	2004	30, 2004
	(in thousands)
Revenue	$795,584	$57,132	$469,489
Net income	(9,516)	1,906	21,786
Other 2005 Acquisitions – The Partnership made several other asset acquisitions during the year ended December 31, 2005. These individually immaterial acquisitions, when aggregated, are not material to the results of operations of the Partnership.
2004
Acquisition of Regency Gas Services LLC by the HM Capital Investors – On December 1, 2004, Acquisition completed the HM Capital Transaction. Equity funding for the HM Capital Transaction was provided by funds managed by HM Capital Partners and other investors, including directors and members of the Partnership’s management (collectively, “HM Capital Investors”).

The HM Capital transaction was effected pursuant to a Purchase and Sale Agreement (“PSA”) dated October 21, 2004 among Regency Acquisition, as the purchaser, and, among others, Seller, the owner of the member interests. The aggregate purchase price was $419,562,000, including transaction costs of $8,227,000. The purchase price was funded primarily through $243,036,000 of term loans, net of issuance costs, to the Partnership and $171,000,000 of equity investments by the Parent. Pursuant to the PSA, a liability in the amount of $5,808,000 was recorded at December 31, 2004 to reflect a post-closing adjustment to the purchase price primarily for working capital adjustments. The Partnership paid this amount in February 2005.
The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

At December 1, 2004
(in thousands)
Current assets	$65,434
Property, plant and equipment	331,622
Definite lived intangible assets	18,517
Goodwill	58,783

Total assets acquired	474,356
Less: current liabilities	54,794

Net assets acquired	$419,562

As part of the PSA, $12,500,000 of the purchase price was transferred to an escrow account. The restricted cash and associated escrow liability are recorded on the balance sheet of Acquisition (not included in these consolidated financial statements). According to the terms of the PSA and the escrow agreement, Acquisition is indemnified to the extent of the amount in escrow against any losses associated with a breach by the Seller of its representations or warranties, any environmental costs or liabilities incurred as a result of circumstances on or before the closing date, and any losses incurred as a result of Gulf States Transmission Corporation’s noncompliance with specified FERC regulations. A deductible of $3,500,000 applies. The escrow agreement expires on May 30, 2006. As of December 31, 2005, the Parent had released $6,271,000 of the amount held in escrow to the Seller. Any settlement paid to Acquisition will be recorded as other income with no adjustments to the purchase price allocation.
Cardinal Gas Services – On April 1, 2004, the Regency LLC Predecessor completed the purchase of gas processing and treating assets located in Louisiana and Texas from Cardinal Gas Services LLC for $3,533,000 of cash. The value of assumed liabilities was immaterial. Subsequent to the purchase, the assets were contributed to a new subsidiary operating as Regency Gas Treating LP. These assets consisted of Joule-Thompson and refrigeration gas processing equipment, amine gas treating equipment and contracts to provide processing and treating services. The equipment removes impurities and natural gas liquids from natural gas, resulting in the natural gas meeting standards required by transmission pipeline operators. After the acquisition, additional capacity was added.
Soon after the acquisition, the Regency LLC Predecessor determined that these assets were not core to its operations and classified these assets as held for sale on the balance sheet at December 31, 2004. On May 2, 2005, the Partnership sold the assets of Regency Gas Treating LP for $6,000,000. After the allocation of $977,000 of goodwill, the resulting gain was $626,000.

The Partnership has treated Regency Gas Treating LP as a discontinued operation, the results of which are shown below.

			Regency
			LLC
	Regency Energy Partners LP		Predecessor
		Period from
		Acquisition	Period From
		(December 1,	January 1,
	Year Ended	2004) to	2004 to
	December 31,	December 31,	November
	2005	2004	30,2004
	(in thousands)
Equipment lease revenue	$335	$68	$457
Operating income	186	18	59
Net income (loss)	732	—	(121)
Gain on disposal	626	—	—
Waha – On March 1, 2004, Regency LLC Predecessor completed the purchase of gathering, processing, and treating assets in west Texas from Duke Energy Field Services LP (“Duke”) for $67,264,000 of cash and $1,000,000 in assumed liabilities, including transaction costs. The facilities, known as the Waha system, consist of more than 750 miles of pipeline, 42,000 horsepower of compression, and gas processing and treating capacities of 125 MMcf/d. The assets are owned and operated by Regency Gas Services Waha, LP, a wholly owned subsidiary of the Regency LLC Predecessor. The purchase accounting method resulted in an allocation of the total purchase price to property, plant and equipment with no goodwill or intangible assets.
The following unaudited pro forma financial information has been prepared as if the acquisition of the Waha assets had occurred at the beginning of each period presented. The pro forma amounts include certain adjustments to historical results of operations including depreciation and amortization expense (based upon the estimated fair values and useful lives of property, plant and equipment). Such unaudited pro forma information does not purport to be indicative of the results of operations that would have been achieved if the transactions to which the Regency LLC Predecessor is giving pro forma effect actually occurred on the date referred to above or the results of operations that may be expected in the future.
While Regency LLC Predecessor’s inception date is April 2, 2003, the pro forma results are related to only the seven months of operations ended December 31, 2003.

	Regency LLC Predecessor
	Period from January 1, 2004 to	Period from Inception (April 2, 2003) to
	November 30, 2004	December 31, 2003
	(in thousands)
Revenue	$454,100	$262,600
Net Income	21,100	10,000
2003
Mid-Continent and North Louisiana – On June 2, 2003, the Regency LLC Predecessor completed an asset purchase from El Paso for the mid-continent and north Louisiana assets. These assets consist of four gas processing plants, approximately 2,400 miles of natural gas gathering and transmission pipeline, and 70,000 horsepower of compression capacity. The total purchase price was $119,541,000, including transaction closing costs. The purchase accounting method resulted in an allocation of the total purchase price to property, plant and equipment with no goodwill or intangible assets. The Partnership assumed not liabilities. At the purchase closing date, $9,000,000 of the purchase price was deposited into an escrow account as a condition of the PSA. Under the terms of the escrow agreement, certain amounts are eligible for release at various points of time following the closing date. At December 31, 2005, $5,533,000 of this amount remains in escrow.

5. Risk Management Activities
Effective July 1, 2005, Regency Gas Services LLC elected hedge accounting for its ethane, propane, butane and natural gasoline swaps, as well as for its interest rate swaps. These contracts are accounted for as cash flow hedges under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended. Prior to the election of hedge accounting, realized and unrealized losses of $16,226,000 were recorded as a charge against revenue during the six month period ended June 30, 2005. No amounts were recorded to the statement of operations for the year ended December 31, 2005 for hedge ineffectiveness.
As of December 31, 2005, the Partnership’s hedging positions accounted for a cash flow hedges reduce exposure to variability of future commodity prices through 2007 and interest rates through March 2007. The Partnership expects to reclassify $6,909,000 of losses into earnings from other comprehensive income (loss) in the next twelve months. The net fair value of risk management activities was a liability of $13,157,000 as of December 31, 2005.
6. Long-term Debt
Obligations under the credit facilities are as follows.

	December 31, 2005	December 31, 2004
	(in thousands)
Term loans – RGS	$308,350	$250,000
Term loans – TexStar	70,000	—
Revolver loans – RGS	50,000	—
HM Capital Partners Promissory Note – TexStar	600	—

Total	428,950	250,000
Less: current portion – TexStar	(700)	(2,000)

Long-term debt	$428,250	$248,000

Total Facility Limit – RGS	$468,350	$290,000
Term loans	(308,350)	(250,000)
Revolver loans	(50,000)	—
Letters of credit	(10,700)	—

Credit available – RGS	$99,300	$40,000

Total Facility Limit – TexStar	$85,000	$—
Term loans	(70,000)	—
Revolver loans	—	—
Letters of credit	—	—

Credit available – TexStar	$15,000	$—

Long-term debt maturities as of December 31, 2005 for each of the next five years are as follows.

Amount
(in thousands)
2006	$700
2007	700
2008	700
2009	700
2010	359,050
Thereafter	67,100

Total	$428,950

During the year ended December 31, 2005, the Partnership borrowed $85,500,000 and repaid $35,500,000 under the New Credit Facility’s revolving credit facility.
Original Credit Facility – In May 2003 the Regency LLC Predecessor entered into a credit facility under which the lenders provided a $10,000,000 revolving credit facility and a $70,000,000 term loan facility for the principal purpose of financing the acquisition of the mid-continent and north Louisiana assets. The maturity date was December 31, 2006. The revolving credit facility had a $1,000,000 sublimit for the issuance of letters of credit. The $10,000,000 revolving credit facility was subject to a borrowing base limit. The borrowing base limit was the lesser of the sum of 80 percent of eligible receivables and 50 percent of eligible inventory or the aggregate amount of the revolving loan commitment. Substantially all of the Regency LLC Predecessor’s assets were pledged as collateral under the credit agreement.
Regency LLC Predecessor was required to maintain current ratios, total leverage ratios, fixed charge coverage ratios, tangible net worth, annual lease obligations and annual capital expenditures within stated limits. The credit agreement restricted payment of interest and dividends on securities held by its then parent. A distribution of $68,000 was paid for the reimbursement of taxes in 2003.
The outstanding balances of term loans and revolving loans bore interest at London Inter-Bank Offer Rate (“LIBOR”) plus margin; Base Rate, comprised of U.S. rates, plus margin; or a combination of both. The weighted average effective rate for the term loans and revolving loans was 4.89 percent for the eleven months ended November 30, 2004. Fees were paid on the outstanding letter of credit balance at the LIBOR Rate margin and a fronting fee of 1/8 of 1 percent. Commitment fees on undrawn revolver balances were charged at an annual rate of 0.50 percent.
On March 1, 2004, the Regency LLC Predecessor amended the credit facility to provide a $30,000,000 revolving credit facility and an $110,000,000 term loan facility for the principal purpose of financing the acquisition of the Waha system. The revolving credit facility had a $15,000,000 sublimit for the issuance of letters of credit. The maturity date was December 31, 2008. The terms of the amended credit facility were similar to those in the existing credit facility with a few exceptions, including a requirement that, by June 1, 2004, it enter into agreements to fix the interest cost on at least 50 percent of the outstanding term loans for a period of two years. Simultaneously with the March 1, 2004 amendment, the Regency LLC Predecessor expensed $1,400,000 of debt issuance costs in accordance with EITF 96-19 “Debtor’s Accounting for a Modification or Exchange of Debt Instrument.”
On December 1, 2004, the Regency Gas Services LLC terminated this credit facility and a $55,000,000 notional interest rate swap contract. The outstanding debt of $101,471,000 of term loans and $13,000,000 of revolving loans were repaid and the remaining debt issuance costs of $1,600,000 were expensed. Regency Gas Services LLC entered into the New Credit Facility on December 1, 2004.
New Credit Facility – The Partnership had two credit facilities with an aggregate capacity of $290,000,000 outstanding as of December 31, 2004. The maturity date for $240,000,000 of this capacity is June 1, 2010, and the remaining $50,000,000 matures on December 1, 2010. Under the agreements, the Partnership had a $40,000,000 revolving credit facility and a $250,000,000 term loan facility. Up to $20,000,000 of letters of credit were permitted to be issued against the revolving credit facility. Under certain conditions, additional term loans were permitted in an amount not in excess of $40,000,000 in the aggregate. As of December 31, 2004, the Regency Gas Services LLC had $250,000,000 in term loans outstanding under the term loan facility.
Substantially all of the Regency Gas Services LLC’s assets were pledged as collateral under the credit agreements. Covenants within the credit agreements required the maintenance of total leverage ratios, interest coverage ratios, and annual capital expenditures within stated limits. The credit facilities restricted payment of dividends to Regency Acquisition and the Parent, but allowed for the reimbursement of tax, legal, accounting, and filing costs incurred by those entities with certain limitations. No such dividends were made. If the Regency Gas Services LLC issued debt or equity securities, the agreements required a repayment of amounts borrowed equal to 100 percent of the net cash proceeds of an issuance of debt securities and 50 percent of the net cash proceeds of an issuance of equity securities. After December 31, 2005, payments of principal in addition to scheduled principal payments were required if certain excess cash flows tests were met.
In July 2005, Regency Gas Services LLC amended its credit agreement, increasing the available term loans to $308,350,000 from $249,000,000, increasing the available revolving loans to $150,000,000 from $40,000,000, and available letters of credit to $30,000,000 from $20,000,000. The $308,350,000 consists of first lien term loans of $258,350,000 and second lien term loans of $50,000,000. Letters of credit, to the extent issued, reduced the amount available for revolving loans. Interest was charged at LIBOR or the Alternate Base Rate (“ABR”) (equivalent to the US prime lending rate) plus an applicable margin, which is equivalent to the rates charged prior to this amendment.
In connection with the amendments of the credit agreement, the Parent contributed $15,000,000 of additional equity on July 25, 2005. Upon closing of the amended credit agreements, the Regency Gas Services LLC borrowed an additional $25,000,000 of term loans. The outstanding revolver debt of $10,000,000 was repaid, consistent with the refinancing plan, which included the above mentioned equity infusion and the additional term loan. In September 2005 Regency Gas Services LLC borrowed the remaining $35,000,000 against the term loan commitments.
The quarterly principal payment schedule was amended to require 0.25 percent of the original principal of any additional term loans in addition to the $500,000 quarterly principal payments associated with the original term loans. The term loans were originally issued as $260,000,000 of first lien debt and $50,000,000 of second lien debt. During 2005, Regency Gas Services LLC repaid $1,650,000 of these term loans. Under the agreement, term loans may not be re-borrowed once repaid. The rate paid on the second lien term notes was 3.25 percent greater than the rate paid on the first lien term notes. The term loans matured in two tranches, with principal repayments of $246,700,000 due on June 1, 2010 and $50,000,000 due on December 1, 2010. Commitments for the revolving credit facility were set to expire on July 26, 2010. If letters of credit were issued, fees were paid on the outstanding letter of credit balance at the rate of 2.88 percent or lower if the credit quality improved.
Loans under the credit agreements bear interest on the outstanding balances of term debt and revolver debt at either LIBOR plus margin or at the ABR plus margin, or a combination of both. The weighted average interest rate for the two term loan facilities, including the interest rate swap settlements, was 6.75 percent for the year ended December 31, 2005. The effective interest rate for the revolving loans for the period was 7.57 percent. The weighted average effective rate for the term loans and revolving loans was 6.76 percent for the year ended December 31, 2005. A commitment fee on the undrawn revolver balance was charged at an annual rate of 0.5 percent.
Covenants within the credit agreement require maintaining interest rate protection on at least one-half of its outstanding debt for a minimum of two years. In January 2005, the Partnership entered into an interest rate swap contract, effectively fixing the interest rate on $125,000,000 of the term loan borrowings at 6.47 percent for a period of two years. Following the July 2005 amendment of its credit facilities, the Partnership entered into additional interest rate swaps that effectively fix the interest rate on $200,000,000 of LIBOR based term loans at 6.70 percent through March 2007 and at 7.36 percent through March 2009.
In accordance with EITF No. 96-19 “Debtor’s Accounting for a Modification or Exchange of Debt Instrument”, Regency Gas Services LLC treated the amendments as an extinguishment and reissuance of debt, thereby recognizing a loss in 2005 on such transaction due to the expensing of approximately $7,724,000, consisting of $5,800,000 of unamortized debt issuance costs and $1,924,000 paid in July 2005 in connection with the credit facility amendment.
On November 30, 2005, Regency Gas Services LLC amended the credit facilities, increasing the first-lien term loan commitments by $50,000,000 to $308,350,000 from $258,350,000, immediately using the increased amount to convert the higher cost $50,000,000 second-lien borrowing into a first-lien term loan. Repayments of term loan principal are now deferred until the maturity date of June 1, 2010. The interest rate applied to the resulting first-lien loan balance, as well as the rate charged for letters of credit, was reduced by 0.5 percent. Interest on borrowings is calculated at either an adjusted LIBOR plus an applicable margin of 2.25 percent per annum or a base rate plus an applicable margin of 1.25 percent per annum, depending on the election made at the time of the borrowing. A commitment fee of 0.5 percent is charged on the unused portion of the revolving loan commitments. An aggregate rate of 2.375 percent per annum on the average daily outstanding balance is charged on letters of credit. Payments for interest on term loans, commitment fees, and letters of credit are made at the end of each calendar quarter.
Revolving-debt commitments increased to $160,000,000 from $150,000,000, and the amount available for letters of credit increased to $50,000,000 from $30,000,000. Letters of credit, to the extent issued, reduce the amount available for revolving loans. The amended and restated credit agreement also includes an option to increase the term loan commitments on up to four separate occasions in an aggregate amount not to exceed $40,000,000. Substantially all of the Regency Gas Services LLC’s assets are pledged as collateral under the credit agreement. The credit facility contains financial covenants requiring us to maintain debt to adjusted EBITDA and adjusted EBITDA to interest expense ratios within certain thresholds. At December 31, 2005, the Partnership was in compliance with these covenants.
In accordance with EITF No. 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instrument,” the Partnership recorded a charge of $756,000 in the fourth quarter of 2005 related to the extinguishment of its $50,000,000 second-lien credit facility and amendment of the first-lien credit agreement.
HMTF Gas Partners Promissory Note – On February 18, 2005, the Partnership entered into a $600,000 promissory note with HMTF Gas Partners. The promissory note bears interest at 8.5 percent and is due on December 1, 2011. The amount of unpaid interest at December 31, 2005 was approximately $45,000.
TexStar Loan Agreement – On December 6, 2005, TexStar entered into a credit agreement with a third party financial institution to provide financing for the Enbridge Acquisition. The credit agreement provides for a term loan facility in the principal amount of $70,000,000 and a revolving credit facility in the amount of $15,000,000. The credit agreement also provides for letters of credit in varying amounts not to exceed the unused borrowing base of the revolving credit facility. As of December 31, 2005, there were no letters of credit outstanding. The credit agreement provides for swingline loans not to exceed $3,750,000 on the unused borrowing of the revolving credit facility.
The term, revolving credit facility and swingline loans bear various interest rates based upon the Alternative Base Rate (“ABR”), as defined in the credit agreement dated December 6, 2005, plus an applicable margin, as defined by the credit agreement, which is adjusted based upon TexStar’s leverage ratio. The credit agreement also provides an interest rate option tied to a London Inter-Bank Offer Rate (“LIBOR”), plus the applicable margin. At December 31, 2005, the applicable margin for the term loan facility was 2.25 percent for the ABR based loans and 3.25 percent for the LIBOR based loans.
The term loan facility and the revolving credit facility accrued interest at rates ranging from an average 7.71 percent for the term loan facility to 9.25 percent for the revolving credit facility during the period from December 7, 2005 to December 31, 2005. Commitment fees of 0.25 percent to 0.50 percent per annum on the unused portion of the loan up to the conversion date are required. The total commitment fees paid during 2005 were immaterial.
The term loan facility and revolving credit facility are collateralized by substantially all of the TexStar assets. TexStar must comply with various restrictive covenants contained in the loan agreement which include maintaining specific debt and interest coverage. The credit agreement also restricts payment of dividends, asset sales, sale leaseback transactions, acquisitions, mergers and consolidations, capital expenditures, and creation of liens and limits additional indebtedness. If TexStar issues debt, preferred stock or equity securities, the credit agreement requires a repayment of amounts borrowed equal to 100 percent of the net cash proceeds of an issuance of debt securities or preferred stock and 50 percent of the net cash proceeds of an issuance of equity securities. TexStar was in compliance with its debt covenants as of December 31, 2005.
Bank Facility Commitment – On August 15, 2006, the Partnership received a bank facility commitment (the “Bank Facility Commitment”) from UBS Securities LLC, Wachovia Bank, National Association and Citicorp USA, Inc. to provide a credit facility in the amount of $850,000,000 to be used to fund the cash portion of the consideration, to refinance debt assumed, to refinance bank debt currently outstanding as of August 15, 2006 and to provide an expanded revolving credit facility.

7. Other Assets
Intangible assets, net – Intangible assets, net consist of the following.

			Regency Gas
			Treating LP
	Permits and	Customer	Discontinued
	Licenses	Contracts	Operations	Total
		(in thousands)
Balance at January 1, 2004	$—	$—	$—	$—
Additions	11,900	6,497	120	18,517
Amortization	(82)	(91)	(2)	(175)

Balance at December 31, 2004	11,818	6,406	118	18,342
Amortization	(778)	(1,076)	—	(1,854)
Disposals	—	—	(118)	(118)

Balance at December 31, 2005	$11,040	$5,330	$—	$16,370

The expected amortization of the intangible assets for each of the five succeeding years is as follows.

For the year ending December 31,	Total
(in thousands)
2006	1,876
2007	1,816
2008	1,154
2009	1,154
2010	1,154
Investment in Unconsolidated Subsidiaries – The Partnership has a 50 percent interest in the Palafox Joint Venture (“Palafox”). The Partnership recorded $2,181,000 in investments in unconsolidated subsidiaries for the amount paid for Palafox in excess of its ownership percentage in the underlying net assets. This excess of the investment over the underlying carrying value is being amortized over the estimated useful life of the underlying assets of 20 years. At December 31, 2005 and December 31, 2004, the net unamortized excess of the Partnership’s investments in Palafox was $2,027,000 and $2,136,000, respectively. The amortization expense for the periods ended December 31, 2005 and December 31, 2004 was $109,000 and $45,000, respectively. The estimated amortization expense for each of the next five years is $109,000.
On December 7, 2005, in connection with the Enbridge Acquisition, the Partnership received a 50 percent interest in Texanna Pipeline Company, which was assigned a fair value allocation of $354,000. On March 3, 2006, the Partnership acquired and additional 12.5 percent interest in Texanna for $38,000 and consequently began consolidating the results of operations from that date forward.
Goodwill – Goodwill consists of the following.

			Regency Gas
			Treating LP
	Gathering and		Discontinued
	Processing	Transportation	Operations	Total
		(in thousands)
Balance at January 1, 2004	$—	$—	$—	$—
Additions	23,309	34,243	977	58,529

Balance at December 31, 2004	23,309	34,243	977	58,529
Disposals	—	—	(977)	(977)

Balance at December 31, 2005	$23,309	$34,243	$—	$57,552

8. Fair Value of Financial Instruments
The estimated fair value of financial instruments was determined using available market information and valuation methodologies. The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximates fair value due to their short-term maturities. Restricted cash and related escrow payable approximate fair value due to the relatively short-term settlement period of the escrow payable. Risk management assets and liabilities are carried at fair value. Long-term debt was comprised of borrowings under which, at December 31, 2005 and 2004 accrued interest under a floating interest rate structure. Accordingly, the carrying value approximates fair value for the long term debt amounts outstanding.
9. Leases
The Partnership leases office space and certain equipment for various periods. In the normal course of business, office space leases will likely be renewed or replaced by other leases. The Partnership has determined that its leases are classified as operating leases. The following table is a schedule of future minimum lease payments for operating leases that had initial or remaining noncancelable lease terms in excess of one year as of December 31, 2005.

For the Year Ended December 31,	Amount
(in thousands)
2006	$521
2007	492
2008	399
2009 and beyond	72

Total Minimum Lease Payments	$1,484

Total rent expense for operating leases, including those leases with terms of less than one year, was $1,430,000, $1,533,000 and $571,000 for the years ended December 31, 2005, 2004 and 2003, respectively. Regency Gas Treating (which is reported as a discontinued operation) was the lessor on certain operating leases of gas processing and gas treating equipment. These leases were not material to the Predecessor’s business activities.
10. Commitments and Contingencies
Legal – The Partnership is involved in various claims and lawsuits incidental to its business. In the opinion of management, these claims and lawsuits in the aggregate will not have a material adverse effect on the business, financial condition, results of operations or cash flows.
Escrow Payable – At December 31, 2005, $5,533,000 remained in escrow pending the completion by El Paso Field Services, LP (“El Paso”) of environmental remediation projects pursuant to the purchase and sale agreement (“El Paso PSA”) related to the assets in north Louisiana and in the mid-continent area. In the El Paso PSA, El Paso indemnified the Regency LLC Predecessor against losses arising from pre-closing and known environmental liabilities subject to a limit of $84,000,000 and subject to certain deductible limits. Upon completion of a Phase II environmental study, Regency LLC Predecessor notified El Paso of remediation obligations amounting to $1,800,000 with respect to known environmental matters and $3,600,000 with respect to pre-closing environmental liabilities. Upon satisfactory completion of the remediation by El Paso, the amount held in escrow will be released. These contractual rights of Regency LLC Predecessor were continued by the Partnership unaffected by the HM Capital Transaction and the Partnership’s IPO.
Environmental – Waha Phase I. A Phase I environmental study was performed on the Waha assets in connection with the pre-acquisition due diligence process in 2004. Most of the identified environmental contamination had either been remediated or was being remediated by the previous owners or operators of the properties. The estimated potential environmental remediation costs at specific locations were $1,900,000 to $3,100,000. No governmental agency has required that the Partnership undertakes these remediation efforts. Management believes that the likelihood that it will be liable for any significant potential remediation liabilities identified in the study is remote. Separately, the Partnership acquired an environmental pollution liability insurance policy in connection with the acquisition to cover any undetected or unknown pollution discovered in the future. The policy covers clean-up costs and damages to third parties, and has a 10-year term (expiring 2014) with a $10,000,000 limit subject to certain deductibles.
TCEQ Notice of Enforcement – In November 2004, the Texas Commission on Environmental Quality, or TCEQ, sent a Notice of Enforcement, or NOE, to the Regency LLC Predecessor relating to the operation of the Waha processing plant in 2001 before it was acquired by us. Regency LLC Predecessor settled this NOE with the TCEQ in November 2005.
Absent the alleged physical or operational changes at the Waha processing plant that precipitated the NOE, the air emissions at the plant would have been limited, based on the plant’s “grand fathered” status under the relevant federal statutory standards, only by historical amounts until 2007. In anticipation of the expiration of that status and regardless of the outcome of the NOE, the Partnership submitted to the TCEQ in early February 2005 an application for a state air permit for emissions from the Waha plant predicated on the construction of an acid gas reinjection well and, after completion of the well, the reinjection of the emitted gases. That permit has been issued and requires completion of construction of the well by the end of February 2007. Management estimates the capital expenditure relating to the well at $6,000,000.
ODEQ Notice of Violation – In March 2005, the Oklahoma Department of Environmental Quality, or ODEQ, sent a notice of violation, alleging that the Partnership operates the Mocane processing plant in Beaver County, Oklahoma in violation of the National Emission Standard for Hazardous Air Pollutants from Oil and Natural Gas Production Facilities, or NESHAP, and the requirements to apply for and obtain a federal operating permit (“Title V permit”). After seeking and obtaining advice from the Environmental Protection Agency, the ODEQ issued an order requiring the Partnership to apply for a Title V permit with respect to emissions from the Mocane processing plant by April 2006. No fine or penalty was imposed by the ODEQ and the Partnership intends to comply with the order. Resolution of this matter will not have any material adverse effect on consolidated results of operations, financial condition, or cash flows.
Regulatory Environment – In August 2005, Congress enacted and the President signed the Energy Policy Act of 2005. With respect to the oil and gas industry, the new legislation focuses on the exploration and production sector, interstate pipelines, and refinery facilities. In many cases, the Act requires action by various government agencies over the near to mid-term. Management is unable to determine what impact, if any, the Act will have on its operations and cash flows.
Employment Agreements – Two members of senior management are party to employment contracts, and a third has a severance agreement. The employment agreements provide for base salaries and severance payments in certain circumstances and prohibit each person from competing with Regency Gas Services LLC or its affiliates for a certain period of time following termination. The severance agreement provides for a payment to the employee or his estate in certain circumstances. As of December 31, 2005, the maximum amount of such payment would be $400,000, decreased by $200,000 for each of the next two years.
11. Related Party Transactions
Prior to HM Capital Transaction
On April 1, 2004, the Regency LLC Predecessor acquired Cardinal Gas Services LLC (now classified as a discontinued operation), a gas treating and processing business, for total cash consideration of $3,533,000. Three former executive officers of the Regency LLC Predecessor owned a portion of the equity interest in Cardinal Gas Services LLC.
The Regency LLC Predecessor paid $183,000 and $150,000 in management fees in 2004 and 2003, respectively, for corporate development and administrative services to Charlesbank Capital Partners LLC, an affiliate of the Regency LLC Predecessor prior to the HM Capital Transaction.

In 2003, the Regency LLC Predecessor incurred $576,000 of acquisition expenses on behalf of the Regency Services LLC, the Regency LLC Predecessor’s Parent, which is included in advances to affiliates at December 31, 2003. These advances were settled prior to the closing of the HM Capital Transaction.
The Regency LLC Predecessor had consulting contracts in place with two former directors. The contracts have been terminated and the amounts paid under these contracts in 2004 and 2003 were not material to the Regency LLC Predecessor’s results of operations.
The equity interests of the members of Regency Services LLC, some of whom were formerly directors of the Regency LLC Predecessor, were sold as a result of the HM Capital Transaction.
Subsequent to the HM Capital Transaction
Upon the completion of the HM Capital Transaction, an advisory transaction fee of $6,083,000 was paid to Hicks, Muse & Co. Partners, L.P., an affiliate of HM Capital Partners, by Regency Acquisition LLC. This amount is included in the purchase price and was allocated to the assets.
Management and financial advisory fees in the amount of $1,073,000 were paid to an affiliate of HM Capital Partners in the year ended December 31, 2005, and $83,000 for the month of December 2004. Concurrent with the closing of the Partnership’s IPO, the Partnership paid $9,000,000 to an affiliate of HM Capital Partners to terminate a management services contract with a remaining tenor of 9 years.
In July 2005, in connection with the amendment and restatement of the credit agreement, Regency Acquisition contributed an additional $15,000,000 of equity.
BlackBrush Oil & Gas, LP (“BBOG”), an affiliate of the Partnership owned by HMTF Gas Partners, is a shipper on the Partnership’s gas gathering and processing system. The Partnership acquired compressors from BBOG for approximately $1,800,000 on January 31, 2005. The purchase price exceeded book value by approximately $1,152,000. Since BBOG and the Partnership are commonly controlled by HMTF Gas Partners, the excess amount was recorded as a transfer of capital.
During the year ended December 31, 2005 and the one month ended December 31, 2004, the Partnership generated revenues of approximately $833,000 and $16,000 on transportation and compression of natural gas for BBOG. The Partnership also paid BBOG approximately $523,000 for cost of gas and liquids and general and administrative services for the year ended December 31, 2005. The Partnership leases office space and certain equipment on a month-to-month basis from BBOG.
TexStar entered into a management services contract with HMTF Gas Partners on July 30, 2004 that expires on July 30, 2009. The Partnership paid $13,000 and $1,000 to HMTF Gas Partners for the periods ended December 31, 2005 and December 31, 2004.
In connection with the TexStar Acquisition, BBOG entered into an agreement providing for the long term dedication to TexStar of the production from its leases.

12. Concentration Risk
The following table provides information about the extent of reliance on major customers and gas suppliers. Total revenues and cost of gas and liquids from transactions with single external customers or suppliers amounting to 10 percent or more of revenues or cost of gas and liquids are disclosed below, together with the identity of the segment reporting the revenues.

		Regency Energy Partners LP		Regency LLC Predecessor
			Period from		Period from
			Acquisition	Period from	Inception
			(December	January 1,	(April 2,
		Year Ended	1, 2004) to	2004 to	2003) to
		December	December	November	December
	Reporting Segment	31, 2005	31, 2004	30,2004	31, 2003

		(in thousands)
Customer
Customer A	Transportation	$132,539	$11,056	$69,696	$22,500
Customer B	Gathering and Processing	*	7,107	*	27,600
Customer C	Gathering and Processing	76,115	5,773	*	*

Supplier
Supplier A	Transportation	$93,188	$6,785	$54,983	$28,569
Supplier B	Transportation	63,398	*	*	19,460
Supplier C	Transportation	75,414	3,824	*	*

*	Amounts are less than 10 percent of the total revenues or cost of gas and liquids.
The Partnership is a party to various commercial netting agreements that allow it and contractual counterparties to net receivable and payable obligations. These agreements are customary and the terms follow standard industry practice. In the opinion of management, these agreements reduce the overall counterparty risk exposure.
13. Segment Information
The Partnership has two reportable segments: i) gathering and processing and ii) transportation. Gathering and processing involves the collection of raw natural gas from producer wells across the five operating regions, which now includes the Partnership’s TexStar acquisition, aggregated for segment reporting purposes, and transporting it to a treating plant where water and other impurities such as hydrogen sulfide and carbon dioxide are removed. Treated gas then goes through further processing to remove the natural gas liquids. The treated and processed natural gas then is transported to market, separately from the natural gas liquids. The gathering and processing segment also includes its NGL marketing business. Through the NGL marketing business, the Partnership markets the NGLs that are produced by its processing plants for its own account and for the accounts of its customers. The Partnership aggregates the results of its gathering and processing activities across five geographic regions into a single reporting segment.
The transportation segment uses pipelines to move natural gas from processing plants to interconnections with larger pipelines or to trading hubs. The Partnership performs transportation services for shipping customers under firm or interruptible arrangements. In either case, revenues are primarily fee based and involve minimal direct exposure to commodity price fluctuations. The Partnership also purchases natural gas at the inlets to the pipeline and sells this gas at its outlets. The north Louisiana intrastate pipeline operated by this segment serves the Partnership’s gathering and processing facilities in the same area, which create the intersegment revenues shown in the table below. The transportation segment also includes the Partnership’s natural gas marketing business.
Management evaluates the performance of each segment and makes capital allocation decisions through the separate consideration of segment margin and operating expense. Segment margin is defined as total revenues, including service fees, less cost of gas and liquids. Management believes segment margin is an important measure because it is directly related to volumes and commodity price changes. Operating expenses are a separate measure used by management to evaluate operating performance of field operations. Direct labor, insurance, property taxes, repair and maintenance, utilities and contract services comprise the most significant portion of the Partnership’s operating expenses. These expenses are largely independent of the volume throughput but fluctuate depending on the activities performed during a specific period. The Partnership does not deduct operating expenses from total revenues in calculating segment margin because management separately evaluates commodity volume and price changes in segment margin.
Results for each income statement period, together with amounts related to balance sheets for each segment, are shown below.

	Gathering and
	Processing	Transportation	Corporate	Eliminations	Total
	(in thousands)
External Revenue
For the year ended December 31, 2005 (1)	$505,721	$203,680	$—	$—	$709,401
For the one month ended December 31, 2004	35,113	12,744	—	—	47,857
For the eleven months ended November 30, 2004*	317,577	114,744	—	—	432,321
For the seven months ended December 31, 2003*	113,368	73,165	—	—	186,533
Intersegment Revenue
For the year ended December 31, 2005	—	57,066	—	(57,066)	—
For the one month ended December 31, 2004	—	3,418	—	(3,418)	—
For the eleven months ended November 30, 2004*	—	15,218	—	(15,218)	—
For the seven months ended December 31, 2003*	—	592	—	(592)	—
Cost of Sales
For the year ended December 31, 2005	444,334	188,008	—	—	632,342
For the one month ended December 31, 2004	28,851	12,136	—	—	40,987
For the eleven months ended November 30, 2004*	256,230	106,532	—	—	362,762
For the seven months ended December 31, 2003*	94,563	68,898	—	—	163,461
Segment Margin
For the year ended December 31, 2005 (1)	61,387	15,672	—	—	77,059
For the one month ended December 31, 2004	6,262	608	—	—	6,870
For the eleven months ended November 30, 2004*	61,347	8,212	—	—	69,559
For the seven months ended December 31, 2003*	18,805	4,267	—	—	23,072
Operating Expenses
For the year ended December 31, 2005	22,362	1,929	—	—	24,291
For the one month ended December 31, 2004	1,655	164	—	—	1,819
For the eleven months ended November 30, 2004*	16,230	1,556	—	—	17,786
For the seven months ended December 31, 2003*	6,131	881	—	—	7,012
Depreciation and Amortization
For the year ended December 31, 2005	17,955	4,666	550	—	23,171
For the one month ended December 31, 2004	1,321	276	64	—	1,661
For the eleven months ended November 30, 2004*	8,110	1,383	636	—	10,129
For the seven months ended December 31, 2003*	3,241	858	225	—	4,324
Assets
December 31, 2005	495,156	291,998	19,586	—	806,740
December 31, 2004	342,732	125,231	24,207	—	492,170
Investments in Unconsolidated Subsidiaries
December 31, 2005	5,992	—	—	—	5,992
December 31, 2004	5,065	—	—	—	5,065
Expenditures for Long-Lived Assets
For the year ended December 31, 2005	140,463	158,079	923	—	299,465
For the one month ended December 31, 2004	2,581	—	—	—	2,581
For the eleven months ended November 30, 2004*	71,253	7,500	4,800	—	83,553
For the seven months ended December 31, 2003*	93,065	28,300	1,800	—	123,165

*	Regency LLC Predecessor

(1)	Includes $9,530,000 of net unrealized losses on hedging transactions and $1,956,000 of non-cash put option expiration.

The table below provides a reconciliation of total segment margin to net income (loss) from continuing operations.

	Regency Energy Partners LP		Regency LLC Predecessor
		Period from		Period from
		Acquisition Date	Period from	Inception
	Year Ended	(December 1, 2004)	January 1, 2004 to	(April 2, 2003) to
	December 31, 2005	to December 31, 2004	November 30, 2004	December 31, 2003
	(in thousands)
Total Segment Margin (from above)(1)	$77,059	$6,870	$69,559	$23,072
Operating expenses	(24,291)	(1,819)	(17,786)	(7,012)
General and administrative	(15,039)	(645)	(6,571)	(2,651)
Related party expenses	(523)	—	—	—
Transaction expenses	—	—	(7,003)	(724)
Depreciation and amortization	(23,171)	(1,661)	(10,129)	(4,324)

Operating Income	14,035	2,745	28,070	8,361
Other Income and Deductions
Interest expense, net	(17,880)	(1,335)	(5,097)	(2,392)
Equity income	312	56	—	—
Loss on debt refinancing	(8,480)	—	(3,022)	—
Other income and deductions, net	421	8	186	205

Total other income and deductions	(25,627)	(1,271)	(7,933)	(2,187)

Net Income (Loss) from continuing operations	$(11,592)	$1,474	$20,137	$6,174

(1)	Includes $9,530,000 of net unrealized losses on hedging transactions and $1,956,000 of non-cash put option expiration in 2005.
14. Equity Based Compensation
On December 12, 2005, the compensation committee of the board of directors approved a long-term incentive plan (“LTIP”) for the Partnership’s employees, directors and consultants under which awards were granted following the completion of the Partnership’s IPO. A total of 2,865,584 common units have been authorized for delivery under the plan. All LTIP awards are subject to a three year vesting period. For each year completed, one-third of the award will vest. The options have a maximum contractual term, expiring ten years after the grant date.
The initial grant under the LTIP included a total of 262,500 restricted common units and 599,300 common unit options with grant-date fair values of $20 per unit and $1.15 per option. In the aggregate, these awards represent 861,800 potential common units. The options were valued with the Black-Scholes Option Pricing Model assuming 15 percent volatility in the unit price, a ten year term, a strike price equal to the IPO price of $20 per unit, a distribution yield rate of 7 percent and an average exercise of the options of four years after vesting is complete. The assumption that employees will, on average, exercise their options four years from the vesting date is based on the average of the mid-points from vesting to expiration of the options.
Subsequent to the initial grant, the Partnership awarded 100,000 restricted common units and 58,000 common unit options. The awards were issued at weighted average grant date fair values of $20.51 per restricted common unit and $1.20 per unit option. In aggregate, these awards represent 158,000 potential common units. The terms of the awards and the valuation assumptions are identical to those in the initial grant, adjusted for the differences in the unit prices and grant dates.
The Partnership will make distributions to non-vested restricted common units on a 1:1 ratio with the per unit distributions paid to common units. Upon the vesting of the restricted common units and the exercise of the common unit options, the Partnership intends to settle these obligations with common units. Accordingly, the Partnership expects to recognize an aggregate of $7,641,000 of compensation expense related to the grants under LTIP, or $2,547,000 for each of the three years of the vesting period for such grants. The Partnership has adopted SFAS No. 123(R) for accounting for its LTIP. The timing of the inception of the LTIP allowed the Partnership to adopt SFAS No. 123(R) in the first quarter of 2006 with no associated accounting changes.

Senior members of management and outside directors who held Class B or Class D units of HMTF Regency, L.P. entered into exchange agreements in connection with the consummation of the Partnership’s IPO whereby they exchanged their Class B or Class D units for common and subordinated units in Regency Energy Partners LP and an interest in Regency GP LLC. The Partnership has evaluated the impact of the exchange agreements and will not record a material amount of compensation expense related to this exchange.
15. Subsequent Events
On March 24, 2006, the Partnership executed swap contracts to hedge approximately 50 percent of its exposure to price volatility for ethane, propane, butane and natural gasoline for the calendar year 2008. The contracts have been designated as cash flow hedges and are expected to be highly effective.
     Como — On July 25, 2006, TexStar consummated an Asset Purchase and Sale Agreement (the “Como Acquisition Agreement”) dated June 16, 2006 with Valence Midstream, Ltd. and EEC Midstream, Ltd., under which TexStar acquired certain natural gas gathering, treating and processing assets from the other parties thereto for $81,807,000 including transaction costs. The assets acquired consisted of approximately 59 miles of pipelines and certain specified contracts (the “Como Assets”). The results of operations of the Como Assets have been included in the statements of operations beginning July 26, 2006. The Partnership’s preliminary purchase price allocation results in $81,807,000 being allocated to property, plant and equipment with no goodwill or intangible assets. The Partnership has not yet completed its purchase price allocation process for the Como Assets.
Partner Distributions — On May 15, 2006 the Partnership paid a distribution of $0.2217 per common and subordinated unit. The distribution constitutes the minimum quarterly distribution of $0.35 per unit (or $1.40 per unit annually), prorated for the period in the first quarter of 2006 since the Partnership’s February 3, 2006 initial public offering. On August 14, 2006, the Partnership paid a distribution of $0.35 per common and subordinated unit. The distribution constitutes the minimum quarterly distribution of $0.35 per unit. On October 27, 2006, the Partnership declared a distribution of $0.37 per common and subordinated unit, payable to unitholders of record at the close of business on November 7, 2006. The distribution is payable on November 14, 2006, and constitutes $0.02 per unit greater than the minimum quarterly distribution of $0.35 per unit.
TexStar Acquisition. — On August 15, 2006, the Partnership, through its wholly-owned subsidiary Regency Gas Services LP (“Regency Gas Services”), acquired TexStar, an affiliate of HM Capital Partners by issuing 5,173,189 Class B common units valued at $119,183,000, a cash payment of $63,289,000 and the assumption of $167,652,000 of TexStar’s bank debt, subject to working capital adjustments. Because the TexStar Acquisition is a transaction between commonly controlled entities, the Partnership accounted for the TexStar Acquisition in a manner similar to a pooling of interests. As a result, the historical financial statements of the Partnership and TexStar have been combined to reflect the historical operations, financial position and cash flows as if the Partnership and TexStar had been combined throughout the periods presented in which common control existed, December 1, 2004 forward.
In connection with the acquisition of TexStar, Regency Gas Services amended and restated its $470,000,000 credit agreement in order to increase the facility to $850,000,000, consisting of $600,000,000 in term loans and $250,000,000 in a revolving credit facility, and to increase the availability for letters of credit to $100,000,000. In addition, Regency Gas Services has the option to increase the commitments under the revolving credit facility or the term loan facility, or both, by an amount up to $200,000,000 in the aggregate, provided that no event of default shall have occurred or would result due to such increase, and all other additional conditions for the increase of the commitments set forth in the Fourth Amended and Restated Credit Agreement have been met.
In August 2006, the Partnership repaid the amounts outstanding under the TexStar Loan Agreement and associated debt issuance costs of $5,135,000 were recorded to loss on debt refinancing. The amounts outstanding under the HMTF Gas Partners promissory note were also repaid in full. The Partnership also paid $3,542,000 to HMTF Gas Partners to terminate a management services contract.

As of August 15, 2006, after giving effect to the acquisition of TexStar and the repayment of the TexStar Loan Agreement and HMTF Gas Partners’ promissory note, Regency Gas Services has outstanding $600,000,000 in term loans and $54,100,000 in revolving loans. Regency Gas Services’ obligations under the facility are secured by substantially all of the assets of Regency Gas Services and its subsidiaries. The revolving loans under the facility will mature in five years, and the term loans thereunder will mature in seven years.
Interest on term loan borrowings under the Credit Facility will be calculated, at the option of Regency Gas Services, at either (a) a base rate plus an applicable margin of 1.50 percent per annum or (b) an adjusted LIBOR rate plus an applicable margin of 2.50 percent per annum. Interest on revolving loans thereunder will be calculated, at the option of Regency Gas Services, at either (a) a base rate plus an applicable margin of 1.00 percent per annum or (b) an adjusted LIBOR rate plus an applicable margin of 2.00 percent per annum. Regency Gas Services must pay (i) a commitment fee equal to 0.50 percent per annum of the unused portion of the revolving loan commitments, (ii) a participation fee for each revolving lender participating in letters of credit equal to 2.25 percent per annum of the average daily amount of such lender’s letter of credit exposure, and (iii) a fronting fee to the issuing bank of letters of credit equal to 0.125 percent per annum of the average daily amount of the letter of credit exposure.
The Credit Facility contains financial covenants requiring Regency Gas Services and its subsidiaries to maintain debt to EBITDA and EBITDA to interest expense within certain threshold ratios.
The Credit Facility restricts the ability of Regency Gas Services to pay dividends, but it authorizes Regency Gas Services to reimburse the Partnership for expenses, and to pay dividends to the Partnership, pursuant to the Partnership’s Amended and Restated Agreement of Limited Partnership (so long as no default or event of default has occurred or is continuing). The Credit Facility also contains various covenants that limit (subject to certain exceptions and negotiated baskets), among other things, the ability of Regency Gas Services (but not the Partnership):
▪	to incur indebtedness;

▪	to grant liens;

▪	to enter into sale and leaseback transactions;

▪	to make certain investments, loans and advances;

▪	to dissolve or enter into a merger or consolidation;

▪	to enter into asset sales or make acquisitions;

▪	to enter into transactions with affiliates;

▪	to prepay other indebtedness or amend organizational documents or transaction documents (as defined in the Credit Facility);

▪	to issue capital stock or create subsidiaries; or

▪	to engage in any business other than those businesses in which it was engaged at the time of the effectiveness of the Credit Facility or reasonable extensions thereof
Class B Common Units – On August 15, 2006, in connection with the TexStar Acquisition, the General Partner issued 5,173,189 of Class B Common Units to HM Capital Partners as partial consideration for the TexStar Acquisition. The Class B Common Units have the same terms and conditions as the Partnership’s Common Units, except that the Class B Common Units are not entitled to participate in distributions by the Partnership for two distribution periods. The Class B Common

Units will not be entitled to quarterly cash distributions for the third and fourth quarter of 2006. The Class B Common Units may be converted into Common Units on a one-for-one basis beginning February 15, 2007. Amendment No. 1 to the Partnership Agreement also increases the rights of the General Partner and its affiliates previously set forth in the Partnership Agreement to register under the Securities Act of 1933 (the “Securities Act”) the offering and sale of securities of the Partnership held by them. Specifically, if the General Partner or any of its affiliates desire to sell securities of the Partnership and an exemption from registration under the Securities Act is not available, they may request that the Partnership file a registration statement registering such securities.
Class C Common Units — On September 21, 2006, the Partnership entered into a Class C Unit Purchase Agreement (the “Purchase Agreement”) with certain purchasers, pursuant to which the purchasers purchased from the Partnership 2,857,143 Class C Common Units representing limited partner interests in the Partnership at a price of $21 per unit on the terms and for the purposes set forth in the Purchase Agreement. The Class C Common Units have the same terms and conditions as the Partnership’s Common Units, except that the Class C Common Units are not entitled to participate in distributions by the Partnership for two distribution periods. The Class C Common Units will not be entitled to quarterly cash distributions for the third and fourth quarter of 2006. The Class C Common Units may be converted into Common Units on a one-for-one basis upon the earlier of (a) February 8, 2007 or (b) immediately prior to a merger, a sale of all or substantially all of its assets, or a liquidation or dissolution of the Partnership. Also, in connection with the Purchase Agreement, the Partnership entered into a Registration Rights Agreement with the purchasers pursuant to which the Partnership agreed to register pursuant to the Securities Act the offering, sale and delivery by the purchasers of the common units into which the Class C Units may be converted.
16. Quarterly Financial Data (Unaudited)

Quarter Ended	Operating Revenues	Operating Income (Loss)	Net Income (Loss)
	(in thousands)
2005
March 31(1)	$106,949	$(12,003)	$(15,062)
June 30	137,945	10,731	6,528
September 30	191,554	8,011	(3,906)
December 31	273,224	7,296	1,580
2004
March 31	94,991	5,987	3,450
June 30	115,700	6,949	5,640
September 30	128,415	13,099	11,452
One Month ended December 31	47,857	2,745	1,474
Two months ended November 30 (Regency LLC Predecessor)	93,215	2,035	(526)

(1)	The amounts previously reported as the comparative period in the March 31, 2006 Form 10-Q have been adjusted for pooling of interests accounting of the Partnership and TexStar as described in Note 1. Operating revenues, operating loss and net loss differs by ($337,000), ($61,000) and ($79,000), respectively.